Exhibit 99.1

Kmart to Carry VitaminFIZZ®

Minerco's Level 5 Places VitaminFIZZ in All 47 Southern California Kmart Locations

HOUSTON, January 5, 2015 -- Level 5 Beverage Company, Inc., a subsidiary of Minerco Resources, Inc. (OTC:MINE), has announced that it’s functional sparkling water line, VitaminFIZZ®, is now available in Southern California Kmart stores.  This new account was placed through Avanzar Sales and Distribution, which was recently acquired by Level 5. Starting this week, VitaminFIZZ will be in the cooler sections and on the shelves of all 47 Kmart locations in the Southern California region. Kmart is the third largest discount store chain in the world.

"We are very excited to be associated with one of the most recognizable retailers in the world," says V. Scott Vanis, Minerco's Chairman and CEO. "This is certainly a milestone for the VitaminFIZZ brand and starts the year with a bang. This placement is the first of many key accounts in this year’s plan: controlled exponential growth of VitaminFIZZ and evolution of the Company.”

Currently, VitaminFIZZ, the only sparkling water that offers 100% of the Recommended Daily Intake of Vitamin B3, B5, B6, B12 and Vitamin C, can be found in in approximately 900 locations within the NYC metro and Southern California markets as well as online at Amazon.com. The fast growing beverage is distributed to locations in New York and Southern California through distributors Drink King and Avanzar, respectively. Level 5 also recently signed a deal with Advantage Sales and Marketing to increase the distribution footprint throughout the US.

About Kmart
Kmart, a wholly owned subsidiary of Sears Holdings Corporation (NASDAQ: SHLD), is a mass merchandising company and part of SHOP YOUR WAY, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Kmart offers customers quality products through a portfolio of exclusive brands that include Sofia by Sofia Vergara, Jaclyn Smith, Joe Boxer, Route 66 and Smart Sense.

For more information visit the company's website at www.kmart.com | Sears Holdings Corporation website at www.searsholdings.com | Facebook: www.facebook.com/kmart.

About VitaminFIZZ®
VitaminFIZZ is a lightly sparkling, flavor-filled, refreshing beverage with an awesome boost of essential vitamins developed to quench your thirst, naturally. VitaminFIZZ is caffeine free, is Non GMO, has zero calories and contains 100% of recommended daily Vitamin B3, B5, B6, B12 and Vitamin C. Awaken your taste buds. Now that's refreshing. VitaminFIZZ comes in six flavors: Orange Mango, Strawberry Watermelon, Lemon Lime, Black Raspberry, Strawberry Lemonade and Pineapple Coconut. See more at: www.vitamin-fizz.com, www.twitter.com/vitaminfizz and www.facebook.com/drinkvitaminfizz.

About Minerco Resources, Inc.
Minerco Resources, Inc. (OTC:MINE), is the parent company of Level 5 Beverage Company, Inc. (Level 5), a specialty beverage company which develops, produces, markets and distributes a diversified portfolio of forward-thinking, good-for-you consumer brands. The Level 5 brand umbrella includes: VitaminFIZZ(R), Vitamin Creamer(R), Coffee Boost(TM), The Herbal Collection(TM) and LEVEL 5(R). http://minercoresources.com.

Public Disclosure

Details of the Company's business, finances and agreements can be found as part of the Company's continuous public disclosure as a fully reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information, please visit: http://www.minercoresources.com. The above statements have not been evaluated by the Food and Drug Administration (FDA). These products are not intended to diagnose, treat, cure or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts or to procure future contracts. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

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